Exhibit (p) 1.60

SANDERS CAPITAL, LLC

Section III. Code of Ethics and Personal Trading Policy

A. General Principals

The Advisers Act imposes a fiduciary duty on investment advisers. As a fiduciary, Sanders Capital has a duty to exercise a high level of care and competency on behalf of each client; our fiduciary duty also requires us to act in good faith solely in the best interests of each of our clients. This fiduciary duty is the core principle underlying this Code of Ethics and Personal Trading Policy, and represents the expected basis of all dealings with our clients.

These principles reflect our fiduciary duties to our clients and our obligations to adhere to the many laws that govern the operation of our business:

1.	The firm and the staff must place the interests of our clients ahead of the firm’s or any staff member’s personal investment interests;

2.	You must conduct your personal securities transactions and perform your job duties in keeping with this Code of Ethics and in a manner so as to avoid any actual or potential conflicts of interest or any abuse of your position of trust and responsibility;

3.	You must not take inappropriate advantage of your position with our firm to benefit yourself, your family, or any other person;

4.	You must comply with all applicable laws, rules and regulations, and make a good faith effort to comply with the spirit and intent of all such laws, rules and regulations; and

5.	You must comply with all other policies and procedures of our firm including those in this Manual and in our Employee Handbook.

In this Code, we use the term “client” to mean all investment advisory and investment management clients of Sanders Capital, including any investment company for which we provide investment management services.

Certain personal trading restrictions under this Code also apply to any other person whose investment decisions you control or influence or in whose investments you have a direct or indirect beneficial ownership. For example, you are generally considered to have a direct or indirect beneficial ownership of any security owned by your spouse or other family member sharing your immediate household.1

1	Beneficial ownership is interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, Rule 16a-1.

B. Protection of Clients’ Material Nonpublic Information

As more fully discussed within the Privacy Policy, staff are expected to exercise diligence and care in maintaining and protecting clients’ nonpublic, confidential information, including individual clients’ names.

You are also expected to not divulge information regarding the firm’s investment transactions on behalf of clients or the holdings in any client’s account to anyone outside of the firm, except:

1.	As necessary to complete transactions or account changes (for example, communications with brokers and custodians);

2.	As necessary to maintain or service a client or his/her account (for example, communications with a client’s accountant, if authorized by the client);

3.	With various service providers providing administrative functions for the firm (such as its technology service provider), but only after it has entered into a contractual agreement that prohibits the service provider from disclosing or using confidential information except as necessary to carry out its assigned responsibilities;

4.	With the client’s written consent; or

5.	As required or permitted by applicable law.

C. Prohibition on Insider Trading

The securities laws and our policies prohibit persons or entities from trading on inside information, in other words information that is “material” and “nonpublic.” These laws and our policies also prohibit informing others of inside information, commonly called “tipping”. Information may be material and nonpublic if there is a substantial likelihood that a reasonable investor would consider the information important in making his or her investment decisions and the information is not generally available in the marketplace. The information may come from the company itself, or may come from other sources. Some common examples of information that might be considered material are information about a pending merger or acquisition, information about the resignation of a CEO, knowledge of a company’s earnings, and information about major natural resource discoveries. Such information may reasonably be expected to affect the market price of a security when disclosed.

Neither the firm, on behalf of clients, nor the staff, in their Personal Accounts, are permitted to trade in a security of a company when in possession of inside information or inform others of this information except as provided below.

If you believe you, or any other member of the staff, is in possession of inside information, or you have questions about whether you or another staff member may be in possession of insider information, you should take the following procedures:

1.	Do not trade or recommend to others that they trade while you are in possession of the information.

2.	Immediately cease contact with the source of the information and consult with the General Counsel.

3.	Do not communicate the information to anyone else, including your supervisor, the Chief Investment Officers, research analysts, or anyone else inside or outside the firm.

4.	After the General Counsel has reviewed the information and whether it has been made public, she will instruct you whether to continue the prohibition on trading in the security and communicating with others, because she has determined that the information is inside information, or inform you that the information is not inside information and you are free of trading and communications restrictions. She may also take other steps as appropriate, including

•	Prohibiting all firm trading activity in the security.

•	Requesting the issuer or other appropriate parties to disseminate the information promptly to the public if the information is nonpublic.

•	Restricting access to all files, including computer files, containing material, nonpublic information.

•	Consulting with other senior members of the firm or outside counsel.

In addition, the General Counsel will confidentially document the firm’s actions in addressing the material inside information.

Trading on or communicating inside information to others may expose you to stringent penalties. Penalties may be imposed internally by the firm; additionally, if you trade on or communicate material, nonpublic information to others, you may be subject to legal penalties as well, including fines and jail sentences.

D. Personal Conduct

As noted above, staff are expected to conduct themselves with the utmost integrity and to avoid any actual or perceived conflict with clients. In the interest of fulfilling this fiduciary responsibility, the firm has developed the following policies:

1.	Gift Policy. Staff are prohibited from receiving (or giving) any gift, gratuity, hospitality or other offering of more than a de minimis value (approximately $100) from any person or entity doing business with Sanders Capital. This gift policy generally does not apply to reasonable business entertainment, such as a dinner, where the staff member is present and business issues are the primary purpose of the entertainment. Staff should be aware, however, that certain clients, including public and private pension funds, may have strict rules against receiving gifts of even de minimus value and/or business entertainment.

2.	Service as Director for an Outside Company. Staff are not permitted to serve as a director of any public company. If you wish to serve as a director of a private company (other than a nonprofit organization) you must obtain the approval of your supervisor and the General Counsel. In reviewing your request, they will determine whether such service is consistent with the interests of the firm and our clients.

3.	Outside Business Interests. Staff are expected to devote their full working time to the business of the firm. Any staff member wishing to engage in outside business activities must seek approval from his or her supervisor and the CCO, who will grant such permission only if such outside employment is deemed not to interfere with or conflict with the staff member’s duties to the firm or our clients.

4.	Charitable Contributions. Staff are prohibited from making charitable contributions for the purpose of obtaining or retaining advisory contracts with charitable organizations. In addition, staff are prohibited from considering the firm’s current or anticipated business relationships as a factor in soliciting charitable contributions.

5.	Political Contributions. You are prohibited from making or soliciting political contributions for the purpose of influencing, obtaining or retaining advisory contracts with state or local government entities. Please be aware that certain jurisdictions have so-called “pay to play” laws which would prohibit the firm from providing advisory services in the event that staff or their family contributed to the political campaign of an officer holder who has jurisdiction over the plan; if you are in doubt regarding the effect of proposed political contributions, please consult the General Counsel.

E. Personal Trading Policy

Sanders Capital has determined that, given the size of the staff and the proximity within which we work, each of us is an “access person” of the firm. An access person is defined as a person who is involved in making decisions regarding the purchase or sale of securities in clients’ accounts or who has access to knowledge about the actual securities being purchased, sold or held in client accounts.

Our obligations as fiduciaries require us in our professional endeavors to put the interests of our clients before our own personal investment interests. Our rules are designed to ensure that our research and investment decisions benefit clients’ accounts first and foremost and that our staff’s personal investments be made only if they do not negatively affect our clients’ interests and only after client interests are satisfied. We encourage you to meet your own investment needs by investing in accounts managed by the firm, open-end mutual funds, accounts managed by a fiduciary on a fully discretionary basis, or in other investments which do not raise potential conflicts.

Our rules regarding personal trading by staff also apply to the accounts of your family members who live in the same household or other persons whose accounts you control or directly or indirectly influence (e.g., by making recommendations regarding securities to purchase, hold, or sell). All such accounts are considered “Personal Accounts” of yours.

Our policies and procedures regarding trading in your Personal Accounts are more fully set forth in Appendix B. The following is a summary of the major requirements:

1.	You must report all securities holdings in your Personal Accounts when you join the staff and make periodic reports thereafter.

2.	You must pre-clear transactions in your Personal Accounts prior to executing them; certain exceptions apply with respect to transactions that do not raise conflicts issues, e.g., the purchase or sale of a US government security or a mutual fund.

3.	You must not purchase or sell securities which the firm is considering purchasing or selling for clients ahead of the time clients’ orders are executed or the firm has decided against the contemplated transaction (“front running”).

4.	Your purchases of individual securities are subject to a one-year holding period; additionally, you will not be able to sell the security thereafter while the security is being held in client accounts.

5.	You cannot participate in initial public offerings.

You should familiarize yourself with the instructions and procedures in Appendix B and fully comply with each of them.

F. Firm Review of Personal Transaction Reports

The General Counsel or her designee will review the quarterly and annual holdings reports of staff to determine that any securities transactions have been entered into only after approval was given in accordance with these policies. The General Counsel will promptly report to the Board any violations of the firm’s Personal Trading Policies. The Chief Financial Officer or another member of the board of managers will review the Personal Accounts of the General Counsel; in no case should a staff member review his or her own report.

G. Record Keeping Requirements under the Code of Ethics

Sanders Capital’s recordkeeping requirements under the Code of Ethics are outlined in detail in Section IX. The General Counsel is responsible for ensuring that every violation of the Code is documented as well as any action taken as a result of the violation. Other records that must be retained, as explained more fully in Section IX, include copies of the staff’s securities holdings and trading reports.

H. Code of Ethics and Personal Trading Policy Sanctions

Upon discovering a violation of this policy, the General Counsel may impose any sanctions as deemed appropriate, including disgorgement of profits, reversal of the trade or suspension of trading privileges. In severe cases of violations and in the case of repeated violations, the Board of Managers may suspend or terminate the employment of a staff member. For additional information on general sanctions for violation of the firm’s policies, refer to the Sanctions Policy.

I. New and Annual Staff Acknowledgement

New staff members must acknowledge they have read, and understand and agree to comply with, this Code of Ethics and Personal Trading Policy. All staff members are required to acknowledge they have complied and will continue to comply with this Code of Ethics and Personal Trading Policy annually in connection with the firm’s annual policy manual acknowledgement process.

APPENDIX A

Definitions Used in Compliance Manual

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate” means any company that controls, is controlled by or is under common control with Sanders Capital. For this purpose, the term “control” means the power to exercise a controlling influence over the management or policies of an entity, whether through the ownership of securities, by contract or otherwise. In addition, ownership of more than 25% of an entity’s voting securities creates a presumption of control of the entity.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect monetary interest in the security. The term “monetary interest” in securities means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. Beneficial Ownership is interpreted in the same manner as for purposes of Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, a copy of which is maintained by the CCO, should an employee have questions regarding the complete definition of “beneficial ownership”.

“Custody” occurs when an investment adviser holds, directly or indirectly, client funds or securities or has any authority to obtain possession of them.

“Complaint” means any written or oral statement of a client or any person acting on behalf of a client alleging a grievance due to the mistreatment by Sanders Capital with respect to its management of the client’s account.

“Federal Securities Laws” as defined by the SEC means the Investment Advisers Act of 1940, Investment Company Act of 1940, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, Title V of Gramm-Leach-Bliley (covering privacy matters), and the Bank Secrecy Act (covering money laundering matters) as it applies to investment advisers.

“Inside Information” means trading, either personally or on behalf of others (including private accounts managed by Sanders Capital), while in possession of material, nonpublic information, or communicating material, nonpublic information to others in violation of the law.

“Sanders Capital”, “our”, “we”, “us”, “firm” means Sanders Capital, LLC, an investment adviser registered as such under the Advisers Act.

“Non-Affiliated Third Party” means a person or entity that is not 1) an affiliate of Sanders Capital or 2) a joint employee of Sanders Capital and a third party.

“Security” has the meaning set forth in Section 202(a)(18) of the Advisers Act, except that it does not include shares of registered open-end investment companies not managed by Sanders Capital, any money market mutual fund, direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments (which means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization). Some of the more common inclusions in this definition are any note, stock, treasury stock, bond debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, or any put, call, straddle or option on any security or on any group or index of securities. A copy of Section 202(a)(18) is maintained by the CCO should employees have questions regarding the complete definition of “security”.

Appendix B

Personal Trading Policy and Procedures

Sanders Capital has determined that, given the size of the staff and the proximity within which we work, each of us is an “access person” of the firm. An access person is defined as a person who is involved in making decisions regarding the purchase or sale of securities in clients’ accounts or who has access to knowledge about the actual securities being purchased, sold or held in client accounts.

Our obligations as fiduciaries require us in our professional endeavors to put the interests of our clients before our own personal investment interests. Our rules are designed to ensure that our research and investment decisions benefit clients’ accounts first and foremost and that our staff’s personal investments be made only if they do not negatively affect our clients’ interests and only after client interests are satisfied. We encourage you to meet your own investment needs by investing in accounts managed by the firm, open-end mutual funds, accounts managed by a fiduciary on a fully discretionary basis, or in other investments that do not raise potential conflicts.

Our rules regarding personal trading by staff also apply to the accounts of your family members who live in the same household or other persons whose accounts you control or directly or indirectly influence (e.g., by making recommendations regarding securities to purchase, hold, or sell). All such accounts are considered “Personal Accounts” of yours.

The Personal Accounts subject to these restrictions include:

1.	Accounts of your spouse or other family member living in your household or of other person or entity over which you exercise control or influence;

2.	Custodial or guardianship accounts for your children or other minors where you act as custodian or guardian or over which you otherwise exercise control or influence;

3.	Trust accounts over which you exercise control or influence;

4.	Investment club accounts in which you participate;

5.	Charitable accounts over which you exercise control or influence.

The above list of accounts is not all-inclusive but is intended to give you guidance with respect to the accounts you should consider when determining whether an account is a Personal Account.

1. You Must Obtain Approval of Proposed Investments Prior to Making Them

If you or any other holder of your Personal Accounts wishes to invest in any security, commodity, or private investment partnership or other pooled investment account other than a Permitted Investment (defined below), you must obtain the approval of one of the co-chief investment officers – Lewis A. Sanders or John P. Mahedy, or a person to whom they have delegated this authority who has knowledge of the firm’s current and anticipated trading plans for client accounts (hereinafter “CIO”). If you purchase a security after securing such approval, you will not be able to sell it for one year (the holding period is 60 days in the case of a Personal Account which is not directly held by you). Moreover, if a security is held in client accounts at the time you or the holders of your other Personal Accounts wish to sell it, you will not be permitted to do so. As a result, your Personal Accounts may be required to hold securities for lengthy periods of time including during periods of severe market turbulence.

The following is the process for securing an approval for an investment transaction:

1.	Complete a memo (a sample is attached as Exhibit 1) describing the proposed transaction – identify the owner of the account (you or a family member, e.g.), the broker, the security (name and ticker symbol or cusip number), and the amount you wish to purchase or sell. You should date and sign the memo and bring it to a chief investment officer for approval.

2.	The CIO may approve a proposed trade and endorse your memo if he determines that your securities trading activities do not interfere with your job performance and that:

(a)	The firm has no current orders to purchase or sell the security for client accounts and the firm has no current intention to purchase or sell the security for clients, and

(b)	In the case of a sale, the security is not currently held in client accounts.

3.	You should then bring your memo to the General Counsel, who will retain it for the firm’s records.

In rare instances (e.g., a family emergency), the CIO may approve a trade that does not comply with the above rules. Additionally, securities you own prior to the time you join the staff or before the firm first begins the process of managing client accounts will not be subject to the holding rules and will not be subject to the contrary trading rules. In all such cases, approvals will be given in the sole discretion of the CIO and only if, in his judgment, the sale will not be in conflict with the interests of clients of Sanders Capital. In such a case, the CIO will document the reasons for approving a trade.

Approval of a trade is only good for the day of the CIO’s approval. If you do not execute the approved transaction on that day, you will need to secure approval on any subsequent day that you wish to execute the transaction.

B. Permitted Investments Which Do Not Require Prior Approval/Reporting

The following investments (“Permitted Investments”) do not raise issues of actual or potential conflicts of interest with our clients and you may purchase and sell them in your Personal Accounts without obtaining prior approvals; nor are accounts which hold only the securities listed below subject to the reporting requirements in Section C below:

1.	Treasury Securities and other direct obligations of the Government of the United States;

2.	Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	Money market funds;

4.	Open-end mutual funds (except that you will need to provide reports to the General Counsel with respect to holdings of any fund for which the firm acts as an investment advisor);

5.	Shares issued by unit investment trusts invested solely in one or more open-end funds;

6.	Non-volitional trading (for example, stock splits or dividend reinvestment plans).

C. Reporting Requirements for Staff Trading

Initial Disclosure on Commencement of Employment

In order for us to meet the requirements under the law and this Code, you must submit to the General Counsel an initial holdings report no later than 10 days after you join the staff of Sanders Capital; this report must be current as of a date no more than 45 days prior to the date you join Sanders Capital. You should submit the report in the form found at Exhibit 2. The report should contain the following information:

1.	Information about all of your Personal Accounts – as previously stated these accounts are accounts in which you have any direct or indirect beneficial ownership as well as any other securities or commodities account over which you exercise control or influence management, including all such accounts with brokers, banks or mutual fund companies. You will need to attach the most recent account statements.

2.	In the case of accounts managed by an investment manager or other fiduciary on a fully discretionary basis, please provide, in addition to the name of the holder of the account, the name and address of the investment management firm or other fiduciary who manages the account and the name of a contact person who can confirm that you have no power to choose or recommend securities to trade for the account. Such accounts will not be subject to further reporting requirements upon confirmation of the nature of the account.

3.	Information about stock certificates you hold in certificated form;

4.	Information about all private placements, limited partnership interests and other private investment that you control or influence;

5.	Information about all positions you hold as an employee, officer or director of any business organization other than Sanders Capital;

6.	The date of the report.

Quarterly Holdings Reports

You must submit to the General Counsel a quarterly report of personal securities transactions in all of your Personal Accounts and a report on any additional account established by you or another holder of your Personal Accounts. This quarterly report is due 30 calendar days following each calendar quarter-end, and the report should be submitted using the form found in Exhibit 3. You do not need to report transactions in Permitted Securities.

You are not required to submit a separate report of quarterly transactions for any Personal Account for which you have provided us with a copy of brokerage statements for the quarter within 30 days following quarter-end (whether provided directly by the broker-dealer or by you) and those statements provide all required information noted in Exhibit 2.

Security information to be included on the quarterly transaction report is as follows:

1.	Trade date

2.	Security name

3.	Security identification information, including as appropriate: ticker symbol or CUSIP number, interest rate and maturity date

4.	Number of shares or par

5.	Type of transaction (Purchase, Sale or Other)

6.	Price

7.	Principal amount

8.	Broker or bank name

9.	Account number

10.	Date the report is submitted

If you or any other holder of your Personal Accounts established an account in which securities were held during the quarter, you must also provide us with the following information in your dated quarterly report:

1.	The name of the broker, dealer or bank with whom the account was established;

2.	The date the account was established;

Annual Holdings Report

You must also provide an annual report of all securities holdings in your Personal Accounts to the General Counsel within 45 days of the end of each calendar year. The report must reflect holdings information as of a date no more than 45 days prior to the date the annual report is submitted. You should use the form found at Exhibit 4 to report personal holdings. You may provide copies of brokerage statements instead of the using Exhibit C if those statements provide all required information noted in Exhibit C. As in the case of quarterly reports, holdings of Permitted Securities do not need to be reported.

Exceptions from Reporting Requirements

You do not need to make a report with respect to transactions effected for or held in any account over which you have no direct or indirect influence or control. You should consult with the General Counsel with respect to which accounts fall into this category.

D. Firm Review of Personal Transaction Reports

The General Counsel or her designee will review the quarterly and annual holdings reports of staff to determine that any securities transactions have been entered into in accordance with these policies. She will promptly report to the Board any violations of the firm’s Personal Trading Policies. The Chief Financial Officer or another member of the board of managers will review the Personal Accounts of the General Counsel; in no case should a staff member review his or her own report.

Exhibit 1

Sanders Capital, LLC

Request to Execute Personal Securities Transaction

Name:	Date

I wish to make the trade described below. I certify that:

(a)	I do not have inside information with respect to this security;

(b)	This security is not being issued in an Initial Public Offering;

(c)	I have no knowledge that Sanders Capital is purchasing or selling this security for clients or that is has any current intention of doing so;

(d)	If this is a request to sell a security, I have held the security for a minimum period of one year (60 days for Personal Accounts other my own) since I purchased it on . If my holding period does not meet these requirements I request permission for the following reasons:

Purchase Sale

Name (ticker symbol/cusip/other)

Amount (number of shares/par and maturity date, interest)

Name of Account:

Account Number:

Broker:

CIO/Designee Approval (include the reasons for any exceptions to holding period or other rules)

(CIO is to confirm that there are no current client orders for this security and that the firm has no current intention to place orders to buy or sell this security. The CIO must also state the reasons for approval of any trade that does not comply with the firm’s Personal Trading Rules.)

Exhibit 2

Sanders Capital, LLC

INITIAL SECURITIES HOLDING REPORT

Name:	Date:

Signature:

I have listed below information with respect to all of my Personal Securities Accounts – i.e., securities and commodities accounts in which I have any direct or indirect beneficial ownership and all securities and commodities accounts over which I exercise control or influence management, including all such accounts with brokers, banks, or mutual fund companies. I have attached the most recent account statement for each account.

Personal Securities Accounts

Account Number	Name of Owner	Broker or Bank Name	Date Account Established	Statement Dated
Attached

Please place an asterisk beside any account above which is managed by an investment manager or other fiduciary on a fully discretionary basis. Provide below the name and address of the investment manager or other fiduciary that manages the account and the name of a contact person who can confirm that you exercise no power to choose or recommend trades for the account.

Name and Address of Investment Manager and Contact Person:

Do you own any securities in certificated form?                          Yes                          No

Do you own an interest in any private placement, limited partnership or other private investment?                          Yes                          No

Are you holding any position as an employee, officer or director of any business organization other than Sanders Capital?                          Yes                          No

If you answered yes to any of the above questions, please attach a description.

Exhibit 3

SANDERS CAPITAL, LLC

QUARTERLY PERSONAL TRANSACTION REPORT

FOR THE QUARTER-ENDED:

Name:	Date:

Signature:

I am reporting below all transactions required to be reported for the quarter pursuant to Sanders Capital’s Personal Trading Policy. I have also reported any new securities account I established during the quarter in which I have holdings other than Permitted Securities. I have completed and returned this form by the 30th calendar day following quarter end.

I am required to report all transactions during the quarter of securities in which I have a direct or indirect beneficial ownership interest. “Securities” include stocks, bonds, closed-end mutual funds and exchange-traded funds. It does not included “Permitted Investments” such as US government securities and open-end mutual funds, except for funds for which Sanders Capital serves as an investment advisor.

Check one or more of the applicable statements below:

I had no reportable transactions during the period

I had reportable transactions, as disclosed below

I had reportable transactions, as disclosed on the attached brokerage statements

Sanders Capital is in receipt of brokerage statements reflecting my personal securities transactions and additional securities accounts

Transactions

Trade Date	Security Name and Ticker or Cusip	Number of shares/Par Interest Rate/Maturity	Purchase/ Sale/Other	Price	Principal Amount	Broker or Bank Name	Account Number

Additional Securities Accounts

Account Number	Name of Owner	Broker or Bank Name	Date Account Established	Account Statement Dated
Atttached

EXHIBIT 4

SANDERS CAPITAL, LLC

ANNUAL PORTFOLIO HOLDINGS REPORT

Name:	Date:

Signature:

I am reporting below all personal portfolio holdings information required to be reported pursuant to Sanders Capital’s Personal Trading Policy. Securities reported must be current within 45 days of the date of this report.

Required Portfolio Holdings to Report

I am required to report holdings of all securities held in accounts in which I have a direct or indirect beneficial ownership interest as described in Sanders Capitals’ Personal Trading Policy. In lieu of this report, I can attach copies of all brokerage/bank statements that record such holdings.

Check one or more of the following:

I have no reportable personal securities holdings

I have reportable securities holdings, as disclosed below

I have reportable securities holdings, as disclosed on the attached brokerage statements

Sanders Capital is in receipt of brokerage statements reflecting my personal securities holdings

Security Name and Ticker or Cusip	Number of Shares/Price Interest Rate/Maturity	Principal Amount	Broker or Bank Name	Account Number Owner

Attach additional sheets as necessary